EXHIBIT 12.1


                  Newmont Mining Corporation and Subsidiaries

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Amounts in thousands except ratios)
                                  (Unaudited)
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                                             Three Months Ended                         Year Ended December 31,
                                               March 31, 1994         1993         1992            1991         1990           1989
         Earnings:
            Income before income
               taxes and cumulative
               effect of changes
               in accounting
               principles                          $22,554          $113,234      $ 93,399      $122,218       $240,460     $102,359

            Adjustments:
               Net interest
                 expense (1)                           165            12,393        14,555        13,021         42,373       91,784
               Amortization of
                 capitalized interest                  484             1,814         1,410         1,668          1,236        2,365
               Portion of rental
                 expense
                 representative
                 of interest                           178               800         1,088         1,572          2,017        2,308
               Minority interest of
                 majority-owned
                 subsidiaries that
                 have fixed charges                  2,130            11,113         7,580        12,455         14,021       13,706
               Undistributed income
                 of less than 50%
                 owned entities                     (1,460)           (3,526)         -             -            (7,460)        -
                                                   $24,051          $135,828      $118,032      $150,934       $292,647     $212,522

         Fixed Charges:
            Net interest
               expense (1)                         $   165           $12,393       $14,555       $13,021        $42,373      $91,784
            Capitalized interest                     4,750             8,480         2,405          -              -           2,269
            Portion of rental
               expense
               representative
               of interest                             178               800         1,088         1,572          2,017        2,308
                                                   $ 5,093           $21,673       $18,048       $14,593        $44,390      $96,361

         Ratio of Earnings to
            Fixed Charges                              4.7               6.3           6.5          10.3            6.6          2.2

         (1)   Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.
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